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                                                                  Exhibit 23(a)


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Sotheby's Holdings, Inc. on Form S-8 of our report dated March 12, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in method of accounting for goodwill to conform to Statement of Financial Accounting Standards No. 142 on January 1, 2002), appearing in the Annual Report on Form 10-K of Sotheby's Holdings, Inc. for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
New York, New York

March 16, 2004